Chembio Diagnostics Reports First Quarter 2015 Financial Results

Conference Call and Webcast Today at 10:00 a.m. Eastern Time

MEDFORD, NY, May 7, 2014 -- Chembio Diagnostics, Inc. (Nasdaq:CEMI), a leader in point-of-care diagnostic tests for infectious diseases, today reported financial results for the three months ended March 31, 2015.

John J. Sperzel III, Chembio's Chief Executive Officer, stated, "In the first quarter, we achieved multiple important growth metrics.  During the period our total revenue was $6.23 million, an increase of 7.2% as compared to Q1 2014.  Product revenue for Q1 2015 was $5.61 million, an increase of 14.5% as compared to Q1 2014.  One of the most important measures for the Company is DPP® revenue which was $2.46 million during Q1 2015, an increase of 110.7% compared to Q1 2014.  We are also pleased to report an increase in product gross margin from 27.8% in the first quarter of 2014 to 36.9% for the first quarter of 2015."

Mr. Sperzel continued, "Contributing to our sales growth is the fact that Chembio's product portfolio is the strongest it's ever been. Today, we have 100% control of our DPP® products and STAT-PAK® products on a worldwide basis.  Also, as announced in January 2015, we finalized an agreement to regain full rights related to the SURE CHECK® HIV 1/2 Assay, including sales, marketing, distribution, manufacturing and trademark rights, which will become effective June 1, 2016. The DPP®, STAT-PAK® and SURE CHECK® HIV Assays are all approved by the U.S. Food and Drug Administration (FDA) and CLIA-waived for the detection of antibodies to HIV 1 and HIV 2.  Most important, our assays are recognized as high quality products and some of the most important tools in the fight against HIV and other infectious diseases.  Just recently, the AIDS Institute / New York State Department of Health added DPP® HIV 1/2 Assay to the list of CLIA-waived HIV rapid tests that are approved for funding, making it the only oral fluid HIV rapid test on the list.  We are proud to have the respect of the healthcare community and it is our goal to preserve and strengthen this reputation in the U.S. and around the world.

"Although, as discussed below, our net loss of $647,000 represents an increase in net loss of $422,000 in Q1 2015 over Q1 2014, a large portion of this increase is attributable to increased R&D, and sales and marketing, expenses that we believe will inure to Chembio's benefit in the future.

"Our decisions and execution in 2014 paved the way to new partners, new products and new markets.  During the first quarter of 2015 we observed significant, and in some cases, tremendous growth in total revenue, product revenue, DPP® revenue and product gross margins.  Our collaboration programs, as well as our internal development programs are advancing – each moving a step closer to adding value to the Chembio pipeline. The first quarter of 2015 provided a strong signal validating our strategy, commercialization organization, products, team and, most importantly, our capabilities.  More so than ever, we believe we are on the path to brand expansion and global growth."

Financial information comparing the 2015 first quarter to the 2014 first quarter:

•	Total revenues of $6.23 million, compared with $5.81 million (an increase of 7.2%).
•	Product sales of $5.61 million, compared with $4.90 million (an increase of 14.5%).
•	Operating loss of $875,000, compared with operating loss of $383,000
•	Net loss of $647,000, or $0.07 per diluted share, compared with net loss of $225,000, or $0.02 per diluted share

Additional First Quarter 2015 Information

Total revenues for the first quarter of 2015 of $6.23 million were up 7.2% compared with total revenues of $5.81 million in the prior-year period. Product sales in the 2015 first quarter of $5.61 million were up 14.5% compared with product sales of $4.90 million in the prior-year period.  R&D milestone, and grant and royalty revenues for the three months ended March 31, 2015 decreased to $616,000 from $909,000 in the prior-year period.

Gross margin dollars for the 2015 first quarter increased 18% to $2.69 million compared with $2.27 million for the prior-year period, due primarily to the increase in product sales. The amount of product gross margin for the first quarter of 2015 increased 51.8% to $2.07 million, from $1.36 million in the prior-year period.

R&D expenses in the first quarter of 2015 were $1.58 million, compared with $1.20 million in the prior-year period. This increase is due primarily to increased R&D activities for projects and grants.

Selling, general and administrative expenses in the first quarter of 2015 increased to $1.98 million from $1.48 million in the prior-year period, largely due to increased commissions on DPP® sales, wages and related costs and increased travel expenses.

Operating loss for the first quarter of 2015 was $875,000, compared with an operating loss of $383,000 for the prior-year period.

Net loss for the first quarter of 2015 was $647,000, or $0.07 per diluted share, compared with net loss of $225,000, or $0.02 per diluted share, for the prior-year period.

Balance Sheet Highlights
The Company had cash and cash equivalents of $2.82 million as of March 31, 2015, compared with $4.61 million as of December 31, 2014. The decrease was primarily due to net cash used in operating activities of $.94 million as well as investing activities to fund the purchase of a license and deposits on and purchase of fixed assets of $.86 million. Our working capital decreased by $1.05 million during the three months from $12.37 million to $11.32 million.

Conference Call
To participate on the conference call on May 7, 2015 at 10:00 a.m. Eastern Time, please dial (877) 407-0778 from the U.S. or (201) 689-8565 from outside the U.S. In addition, following the completion of the call, a telephone replay will be accessible until May 14, 2015 at 11:59 p.m. Eastern Time by dialing (877) 660-6853 from the U.S. or (201) 612-7415 from outside the U.S. and entering conference ID #:13608374. Those interested in listening to the conference call live via the internet may do so by visiting the Investor Relations section of Chembio's website at www.chembio.com. The conference call may also be accessed via the internet at http://www.investorcalendar.com/IC/CEPage.asp?ID=173970. An archive of the webcast will be available for 90 days on the Company's website at www.chembio.com.

About Chembio Diagnostics
Chembio Diagnostics, Inc. develops, manufactures, licenses and markets proprietary rapid diagnostic tests in the growing $8.0 billion point-of-care testing market. Chembio markets its DPP® HIV 1/2 Assay and HIV 1/2 STAT-PAK® Assay in the U.S. and internationally. The Company's SURE CHECK® HIV 1/2 Assay is marketed exclusively in the U.S. as Clearview® Complete by a single entity. Outside the U.S., Chembio markets its SURE CHECK® HIV 1/2 Assay primarily through distributors.

Chembio has developed a patented point-of-care (POC) test platform technology, the Dual Path Platform (DPP®) technology, which has significant advantages over lateral-flow technologies. This technology is providing Chembio with a significant pipeline of business opportunities for the development and manufacture of new products.

Headquartered in Medford, NY, Chembio is licensed by the U.S. Food and Drug Administration (FDA) as well as the U.S. Department of Agriculture (USDA), and is certified for the global market under the International Standards Organization (ISO) directive 13485. Chembio Diagnostic Systems, Inc. is a wholly-owned subsidiary of Chembio Diagnostics, Inc. For more information, please visit: www.chembio.com.

Forward-Looking Statements

Statements contained herein that are not historical facts may be forward-looking statements within the meaning of the Securities Act of 1933, as amended. Forward-looking statements include statements regarding the intent, belief or current expectations of the Company and its management. Such statements, which are estimates only, reflect management's current views, are based on certain assumptions, and involve risks and uncertainties. Actual results, events, or performance may differ materially from the above forward-looking statements due to a number of important factors, and will be dependent upon a variety of factors, including, but not limited to Chembio's ability to obtain additional financing and to obtain regulatory approvals in a timely manner, as well as the demand for Chembio's products. Chembio undertakes no obligation to publicly update these forward-looking statements to reflect events or circumstances that occur after the date hereof or to reflect any change in Chembio's expectations with regard to these forward-looking statements or the occurrence of unanticipated events. Factors that may impact Chembio's success are more fully disclosed in Chembio's most recent public filings with the U.S. Securities and Exchange Commission.

(Tables to follow)
Contacts:

Chembio Diagnostics
Susan Norcott
(631) 924-1135, ext. 125
snorcott@chembio.com

Vida Strategic Partners (investor relations)
Stephanie C. Diaz
(415) 675-7401
sdiaz@vidasp.com

Chembio Diagnostics, Inc. & Subsidiary
Summary of Consolidated Balance Sheets

		March 31, 2015 (UNAUDITED)		December 31, 2014
CURRENT ASSETS:				
Cash and cash equivalents	$	2,815,762	$	4,614,538
Accounts receivable, net of allowance for doubtful accounts of $52,000 at March 31, 2015 and December 31, 2014, respectively		8,260,101		8,338,889
Inventories		3,698,623		3,638,299
Prepaid expenses and other current assets		1,427,579		1,066,473
TOTAL CURRENT ASSETS		16,202,065		17,658,199
FIXED ASSETS, net of accumulated depreciation		2,973,146		2,797,929
OTHER ASSETS		4,897,064		4,554,064
TOTAL ASSETS	$	24,072,275	$	25,010,192
CURRENT LIABILITIES:				
Accounts payable and accrued liabilities	$	4,389,944	$	4,946,030
Current portion of loans payable		-		-
Deferred revenue		495,677		340,000
TOTAL CURRENT LIABILITIES		4,885,621		5,286,030
TOTAL LIABILITIES		4,885,621		5,286,030
STOCKHOLDERS' EQUITY:				
Common stock - $.01 par value; 100,000,000 shares authorized; 9,627,248 and 9,611,139 shares issued and outstanding for March 31, 2015 and December 31, 2014, respectively		96,273		96,112
Additional paid-in capital		47,665,574		47,556,426
Accumulated deficit		(28,575,193)		(27,928,376)
TOTAL STOCKHOLDERS' EQUITY		19,186,654		19,724,162
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$	24,072,275	$	25,010,192